                                                                                            Exhibit 99.2

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. INCREASES SHARE REPURCHASE AUTHORIZATION BY $1.5 BILLION, DECLARES REGULAR APRIL DIVIDEND AND ANNOUNCES INTENT TO INCREASE JULY DIVIDEND

CINCINNATI, Ohio, February 26, 2016 – Macy's, Inc.'s board of directors today announced actions to enhance the company's shareholder returns through an increase of $1.5 billion in share repurchase authorization and its intent to increase the July dividend by 5 percent. The company also is declaring a regular April dividend.

“Our company continues to generate significant cash flow. We are committed to enhancing shareholder value, in part, through dividends and share repurchases while simultaneously returning our leverage ratio to within our targeted range of 2.5 to 2.8,” said Terry J. Lundgren, chairman and chief executive officer of Macy's, Inc.

Increased Share Repurchase Authorization

The board has increased the company's share repurchase authorization by $1.5 billion. After giving effect to this increase, the remaining authorization outstanding, as of the end of the 2015 fourth quarter on Jan. 30, 2016, is approximately $2 billion. The company can use the authorization to purchase common shares in the open market, in privately negotiated transactions or otherwise at any time and from time to time without prior notice.

Since resuming its share repurchase program in August 2011, Macy's, Inc. has bought back approximately 152.2 million shares for approximately $7.3 billion through Jan. 30, 2016.

April Dividend Declared

The board today declared a regular quarterly dividend of 36 cents per share on Macy's common stock, payable April 1, 2016, to shareholders of record at the close of business on March 15, 2016.

July Dividend Increase

Macy's, Inc.'s board also announced its intent to increase the quarterly dividend on Macy's common stock to 37.75 cents per share from the current 36 cents per share, effective with the July 1 dividend payment. The record date for the July dividend, which the board will set at a future time, is expected to be on or about June 15, 2016.

The July dividend will be the sixth increase in the past five years and represents a more than seven-fold increase from 5 cents per share in 2009 to 37.75 cents per share.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2015 sales of $27.079 billion. The company operates about 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather, the timing and amount of repurchases of Macy's, Inc. common shares, if any, changes to Macy's, Inc.'s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued, final board approval of the July dividend, and other factors identified in documents filed by the company with the Securities and Exchange Commission.  In light of these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.  Except as may be required by applicable law, Macy's disclaims any obligation to update its forward-looking statements for any reason.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)